SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

   -------------------------------------------------------



                            FORM 8-K



                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
               the Securities Exchange Act of 1934




                          July 17, 1996
   --------------------------------------------------------
                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
   --------------------------------------------------------
       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
   ------------------     ---------------    ----------------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                    Tacoma, Washington 98477
   ----------------------------------------------------------
            (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                         (206) 924-2345

Item 5.  Other Events

On July 17, 1996, Weyerhaeuser Company issued the following press release announcing its second quarter earnings:



"FEDERAL WAY, Wash., July 17, 1996 - Weyerhaeuser today reported net earnings of $103.2 million, or 52 cents per common share for the second quarter of 1996 as compared with net earnings of $246.7 million or $1.21 per common share reported in the second quarter of 1995. Net sales in the second quarter of 1996 were $2.9 billion, down 4 percent from the $3 billion recorded for the comparable quarter of 1995.

These results brought 1996 first half earnings per common share to $1.24, down 44 percent from the $2.21 per common share earned in the first half of 1995. Net earnings for the 1996 first half were $245 million on net sales of $5.5 billion as compared to $453 million on net sales of $5.7 billion for the same period of 1995.

`Our 1996 second quarter results reflected lower prices for most pulp, paper and packaging products compared with the second quarter of 1995,' said John W. Creighton, Jr., president and chief executive officer of Weyerhaeuser.

`We began to see improvements in pulp and paper shipments in the second quarter. In April, selective price increases were announced in some paper products, and on July 1 we raised our selling price for most grades of pulp. We're encouraged by these increases and if such trends continue, we will see improvements in the Pulp, Paper and Packaging results in the next quarter. However, considerable uncertainty remains around growth in world markets, particularly in Europe, which is key to the rate of improvement,' Creighton added.

Weyerhaeuser's Pulp, Paper and Packaging segment operating earnings were $35 million for the second quarter of 1996 compared with $305 million for the second quarter of 1995.

Timberlands and Wood Products segment operating earnings were $217 million for the second quarter of 1996, compared with $188 million for the year-ago quarter.

`Our Timberlands and Wood Products segment realized better earnings in the second quarter of 1996 compared to last year primarily because of higher lumber prices and improved operating performance. Structural panels realizations were lower than last year's levels because new oriented strandboard capacity continues to dampen prices. Lumber markets are strong, but uncertain, given the recent increases in mortgage interest rates and their potential impact on construction activity,' Creighton said.

Weyerhaeuser Real Estate Company and Weyerhaeuser Financial Services earned $5.5 million in the quarter, compared with $0.7 million in the year-ago quarter.

Weyerhaeuser Company is one of the largest integrated forest products companies in the world. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate and financial services. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It is also one of North America's largest producers of forest products and recyclers of office wastepaper, newspaper and corrugated boxes."





                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        WEYERHAEUSER COMPANY

                                   By /s/ K. J. Stancato
                                      -------------------------------
                                   Its: Vice President and Controller
Date:  July 17, 1996